PRESS RELEASE FOR	EAGLE BANCORP, INC.
IMMEDIATE RELEASE	CONTACT:
David G. Danielson
January 18, 2023	240.552.9534
EAGLE BANCORP, INC. ANNOUNCES NET INCOME FOR FOURTH QUARTER 2022 OF $42.2 MILLION OR $1.32 PER DILUTED SHARE AND ANNUAL EARNINGS OF $140.9 MILLION OR $4.39 PER DILUTED SHARE

BETHESDA, MD, Eagle Bancorp, Inc. (the "Company") (NASDAQ: EGBN), the parent company of EagleBank (the "Bank"), today announced net income of $42.2 million for the fourth quarter 2022, compared to net income of $37.3 million for the prior quarter and $41.6 million for the year-ago quarter. Net income (basic and diluted) was $1.32 per share for the fourth quarter 2022, compared to $1.16 per share for the prior quarter and $1.30 per share for the year-ago quarter.
The increase in earnings of $4.9 million from the third quarter of 2022 (the "prior quarter") was primarily attributable to the difference created by moving from a provision to the allowance for credit losses to a reversal from the allowance for credit losses, a lower tax provision and higher net interest income. Partially offsetting these increases in earnings from the prior quarter were higher noninterest expenses.
Full year 2022 net income was $140.9 million, or $4.40 per share (basic) and $4.39 per share (diluted). On a diluted basis, this was a decrease of $1.13 per share compared to $5.52 per share for the prior year. If adjusted to remove the one-time noninterest expense accruals for the previously disclosed settlement agreements and the reduction in noninterest expense accruals associated with compensation of the former CEO/Chairman, adjusted net income, a non-GAAP measure, was $158.8 million, or $4.95 per share (diluted).1 As adjusted, this is a decrease of $0.57 per share, compared to $5.52 per share (diluted) for the prior year.

Fourth Quarter 2022 Highlights
•Loans at quarter-end were $7.6 billion, up $331.1 million from the prior quarter-end. This was the fifth consecutive quarterly increase. Loans were up 4.5% from the prior quarter and 8.1% from the year-ago quarter. Together with the smaller decrease in deposits, this increased the quarter-end loans-to-deposits ratio to 88%, up from 83% a quarter ago and 71% a year ago.
•Reversal to the allowance from credit losses was $0.5 million for the quarter, down from a provision of $3.0 million the prior quarter. This reduced the allowance for credit losses on loans to 0.97%, down from 1.04% a quarter ago and down from 1.06% a year ago.
1 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the tables that accompany this document. Aggregate comprised of settlement agreements of $22.9 million and noninterest expense accrual reductions of $5.0 million.

•Deposits at quarter-end were $8.7 billion, down $50.2 million from the prior quarter-end, and average deposits for the quarter decreased by $383.4 million. Short-term borrowings were $975.0 million, up $460.0 million from the prior quarter-end, and average borrowings for the quarter increased by $253.1 million.
•During the quarter, the Company repurchased 738,300 shares at an average price of $44.82 per share (including commissions), totaling an aggregate of $33.1 million, and for 2023 adopted a new share repurchase program authorizing the repurchase of 1.6 million shares, or approximately 5% of outstanding shares.
•During the quarter, the Company declared a quarterly dividend of $0.45 per share.

(Dollars in thousands, except per share)	As Of or For the Three Months Ended			Percent Change
	Dec. 31,	Sept. 30,	Dec. 31,	Q4-22		Q4-22
	2022	2022	2021	vs. Q3-22		vs. Q4-21
Income Statement
Net income	$42,193	$37,297	$41,620	13.1%		1.4%
Net income per diluted share	$1.32	$1.16	$1.30	13.8%		1.5%
Dividend per common share	$0.45	$0.45	$0.40	—%		12.5%

Selected Ratios
Return on Average Assets	1.49%	1.29%	1.32%	—	—	—
Return on Average Common Equity	13.57%	11.64%	12.30%	—	—	—
Return on Average Tangible Common Equity[2]	14.82%	12.67%	13.35%	—	—	—
Net interest margin	3.14%	3.02%	2.55%	—	—	—
Efficiency Ratio[3]	42.8%	40.6%	44.3%	—	—	—

Balance Sheet
Assets	$11,150,854	$10,713,044	$11,847,310	4.1%		(5.9)%
Loans	$7,635,632	$7,304,498	$7,065,598	4.5%		8.1%
Loans (excluding PPP loans)[3]	$7,632,376	$7,297,257	$7,014,493	4.6%		8.8%
Deposits	$8,713,182	$8,763,350	$9,981,540	(0.6)%		(12.7)%
Total Capital (to risk weighted assets)	14.99%	15.60%	15.74%	—		—

Per Share
Book value per share	$39.18	$38.02	$42.28	3.1%		(7.3)%
Tangible book value per share(2)	$35.86	$34.77	$38.97	3.1%		(8.0)%

Asset quality
Allowance for credit losses to total loans	0.97%	1.04%	1.06%	—	—	—
Nonperforming assets ("NPAs") to total assets	0.08%	0.09%	0.26%	—	—	—
Net charge-off ratio to avg. loans (annualized)	0.05%	—%	0.07%	—	—	—

CEO Commentary
Susan G. Riel, President and Chief Executive Officer of Eagle Bancorp, Inc. commented, "We ended 2022 on a high note, as we had our best quarter of the year for loan growth, asset quality metrics remained strong and we were active in stock repurchases. Loans at quarter-end were up 4.5% from the prior quarter
2 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the tables that accompany this document.
3 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the table under the subsection, "Total Loans."

and pipelines remain strong. Strong asset quality metrics coupled with improvements in the quantitative model led us to once again book a reversal to our reserve for credit losses. And, for our shareholders, during the quarter, we repurchased 738,300 shares of stock with an aggregate value of $33.1 million."
"We once again thank all of our employees for their commitment in serving the needs of our clients and communities. Additionally, we remain committed to a culture of respect, diversity and inclusion in both the workplace and the communities we serve."

Income Statement

•Net interest income was $85.6 million for the fourth quarter 2022, compared to $83.9 million for the prior quarter and $78.2 million for the year-ago quarter. The increase in net interest income from the prior quarter was primarily driven by higher average loans for the quarter and higher yields on loans as the overall rate environment remained elevated. The combination of these factors outpaced the increase in interest expense from higher rates on interest bearing deposits and borrowings, and an increase in borrowings.

•Net interest margin ("NIM") was 3.14% for the fourth quarter 2022, compared to 3.02% for the prior quarter and 2.55% for the year-ago quarter. The increase in margin from the prior quarter was 12 basis points. The NIM growth was based on the yield on earning assets increasing by 72 basis points, offset by the 60 basis points increase in the cost of funds.
◦The yield on interest earning assets, which is inclusive of the yields on loans and securities, was 4.73% for the fourth quarter 2022 compared to 4.01% for the prior quarter and 2.81% for the year-ago quarter. The increase of 72 basis points from the prior quarter was from variable rate loans adjusting upward, higher rates on newly originated loans and higher rates on short-term investments.
◦The yield on the loan portfolio was 5.87% for the fourth quarter 2022, compared to 5.10% for the prior quarter and 4.45% for the year-ago quarter. The increase of 77 basis points from the prior quarter was from variable rate loans adjusting upward and from higher rates on newly originated loans.
◦The cost of funds was 1.59% for fourth quarter 2022, compared to 0.99% for the prior quarter and 0.26% for the year-ago quarter. The increase of 60 basis points from the prior quarter was primarily due to higher rates paid on savings and money market accounts and borrowings during the fourth quarter.

•Pre-provision net revenue ("PPNR"),4 a non-GAAP measure, was $52.0 million for the fourth quarter 2022, compared to $53.0 million for the prior quarter and $49.5 million for the year-ago quarter. As a percent of average assets, PPNR for the fourth quarter 2022 was 1.83%5, compared to 1.85%5 for the prior quarter and 1.56%5 for the year-ago quarter. This small decrease in both PPNR and PPNR as a percent of average assets from the prior quarter was primarily attributable to the increase in net interest income being slightly less than the increase in noninterest expense. The larger increase from the year-ago quarter was attributable to the increase in net interest income from higher rates and an expanded net interest margin, more than offsetting the decline in noninterest income from lower mortgage originations.

4 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the table below. An explanation of the reconciliations and the reasons why the Company believes this non-GAAP financial measure to be important for investors is included with the reconciliation tables accompanying this document.
5 Periods of less than one year are annualized.

(Dollars in thousands)	Three Months Ended			Percent Change
	December 31,	September 30,	December 31,	Q4-22	Q4-22
	2022	2022	2021	vs. Q3-22	vs. Q4-21
Net interest income	$85,600	$83,897	$78,186	2.0%	9.5%
Noninterest income	5,329	5,308	10,574	0.4%	(49.6)%
Less: Noninterest expense	(38,918)	(36,206)	(39,309)	7.5%	(1.0)%
PPNR	$52,011	$52,999	$49,451	(1.9)%	5.2%

Average Assets	$11,255,956	$11,431,110	$12,538,596	(1.5)%	(10.2)%
PPNR to Avg. Assets (non-GAAP)	1.83%	1.85%	1.56%	—	—

•Provision for credit losses on loans was a reversal of $0.5 million for the fourth quarter 2022, compared to a provision of $3.0 million for the prior quarter and a reversal of $6.4 million for the year-ago quarter. The decrease in the fourth quarter 2022 provision over the prior quarter was primarily driven by improvements in quantitative metrics partially offset by higher loan balances and increased risk in the qualitative and environmental ("Q&E") portion of the credit model. The improvement in quantitative metrics was associated with a decrease in the localization factor relative to the national unemployment forecast. The increased risk in Q&E portion of the model was attributable to the impact of the elevated risk associated with economic and business conditions.

•Noninterest income was $5.3 million for the fourth quarter 2022, as compared to $5.3 million for the prior quarter and $10.6 million for the year-ago quarter. The primary driver for the decrease in the fourth quarter 2022 and the prior quarter as compared to the year-ago quarter is higher rates on mortgage loans leading to fewer mortgage originations.

Residential mortgage loan locked commitments were $37.5 million, down from $57.5 million for the prior quarter and down from $163.0 million for the year-ago quarter. As interest rates remained high in the fourth quarter, refinance activity continued to be slow resulting in a relatively low level of locked loans.

•Noninterest expense was $38.9 million for the fourth quarter 2022 compared to $36.2 million for the prior quarter and $39.3 million for the year-ago quarter. The notable changes from the prior quarter were as follows:
◦Salaries and employee benefits were $23.7 million, up $2.2 million from the prior quarter. The increase was primarily due to higher incentive bonus accruals.
◦Data processing expenses were $3.1 million, down $328 thousand from the prior quarter.
◦Legal, accounting and professional fees were $2.6 million, up $221 thousand from the prior quarter.

•Efficiency ratio6 was 42.8% for the fourth quarter 2022 compared to 40.6% for the prior quarter and 44.3% for the year-ago quarter. The increase in the efficiency ratio this quarter was primarily driven by the increase in noninterest expense outpacing the increase in net interest income.

6 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the tables that accompany this document.

•Effective income tax rate for the fourth quarter 2022 was 19.3%, compared to 24.2% for the prior quarter and 26.3% for the year-ago quarter. The decrease in the effective tax rate this quarter was primarily driven by an update in our state apportionment of revenues in the states in which we operate.

Balance Sheet

•Total assets at December 31, 2022 were $11.2 billion, up 4.1% from a quarter ago and down 5.9% from a year ago. The increase from the prior quarter-end was primarily driven by the increase in loans, and to a lesser extent, the increase in interest-bearing deposits with banks and other short-term investments. The growth in these asset types were funded with an increase in short-term borrowings.

•Investment securities Available-for-Sale ("AFS") and Held-to-Maturity ("HTM") had an aggregate balance of $2.7 billion at December 31, 2022, down 2.6% from a quarter ago and up 2.6% from a year ago. The decrease from the prior quarter-end was primarily from principal paydowns and maturities received, offset by a slightly higher carrying value on AFS securities. Investments purchased during the fourth quarter of 2022 were primarily agency mortgage backed securities for CRA Investment credit.

•Total loans (excluding loans held for sale) were $7.6 billion as of December 31, 2022, up 4.5% from a quarter ago and up 8.1% from a year ago. Excluding PPP loans, adjusted loan balances, a non-GAAP measure, were up 4.6% from a quarter ago and up 8.8% from a year ago.7 The increase in total loans from the prior quarter-end was driven by growth in commercial real estate ("CRE") loans and commercial & industrial loans ("C&I"). The increase in loans increased the ratio of loans-to-deposits to 88% from 83% the prior quarter.

				Percent Change
(Dollars in thousands)	December 31,	September 30,	December 31,	Q4-22	Q4-22
	2022	2022	2021	vs. Q3-22	vs. Q4-21
Total loans, excluding loans held for sale (GAAP)	$7,635,632	$7,304,498	$7,065,598	4.5%	8.1%
Less: PPP loans (non-GAAP)	(3,256)	(7,241)	(51,105)
Total loans, excluding loans held for sale and PPP loans (non-GAAP)	$7,632,376	$7,297,257	$7,014,493	4.6%	8.8%

•Allowance for credit losses was 0.97% of total loans at December 31, 2022, compared to 1.04% a quarter ago, and 1.06% a year ago. See commentary above in section "Provision for Credit Losses on Loans".
Net charge-off was $896 thousand, which as a percent of average loans (excluding loans held for sale) was 0.05%8 for the fourth quarter 2022, compared to a small recovery which was less than 0.01%7 a quarter ago, and a net charge-off of 0.07%7 for the year-ago quarter.

•Nonperforming loans and assets: Nonperforming loans decreased compared to the prior quarter and the year-ago quarter. The decrease was driven primarily by loans being paid in full or returning to accrual status due to ongoing payment performance, as well as the partial charge-off of one relationship. Two notes totaling $326 thousand were moved to nonperforming status during
7 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the following table. An explanation of the reconciliations and the reasons why the Company believes this non-GAAP financial measure to be important for investors is included with the reconciliation tables accompanying this document.
8 On an annualized basis.

the quarter. At quarter end, other real estate owned ("OREO") consisted of four properties with a value of $2.0 million.
◦Nonperforming loans as a percent of loans were 0.08% at December 31, 2022, compared to 0.10% a quarter ago and 0.41% a year ago.
◦Nonperforming assets as a percent of assets were 0.08% at December 31, 2022, compared to 0.09% a quarter ago and 0.26% a year ago.

•Total deposits were $8.7 billion at December 31, 2022, down 0.6% from a quarter ago and down 12.7% from a year ago. The decrease from the prior quarter-end and a year ago were primarily attributable to outflows from savings and money market accounts. In the most recent quarter, this outflow was partially offset by increases in other types of deposits. As most of the outflows were from savings and money market accounts, average noninterest bearing deposits to average total deposits was 40.9% for the fourth quarter 2022, up from 38.4% a quarter ago and up from 36.3% for the year-ago quarter. The increase in this fourth quarter 2022 percentage does not include the impact of increased short-term borrowings in place of deposit funding.

•Other short-term borrowings were $975.0 million at December 31, 2022, up 89.3% from a quarter ago, and up 225.0% from a year ago. The increase in borrowings from the prior quarter-end was driven by an effort to meet strong loan demand at quarter-end in light of the decrease in total deposits. These short-term borrowings are from the Federal Home Loan Bank of Atlanta ("FHLB") and are secured by collateral consisting of a blanket lien on qualifying loans in the Bank's commercial mortgage, residential mortgage and home equity loan portfolios.

•Total shareholders’ equity was $1.2 billion at December 31, 2022, up 0.7% from a quarter ago, and down 9.1% from a year ago. The increase in shareholders' equity of $8.6 million from the prior quarter-end was primarily from net income and a reduction in unrealized losses on investment securities AFS, partially offset by reductions in capital from the impact of share repurchases and dividends paid. Net income for the quarter was $1.32 per share and dividends declared were $0.45 per share.
◦Book value per share was $39.18, up $1.16 from a quarter ago, and down $3.10 from a year ago.
◦Tangible book value per share9 was $35.86, up $1.09 from a quarter ago, and down $3.11 from a year ago.

•Dividends: On December 14, 2022, the Board of Directors declared a quarterly cash dividend of $0.45 per share payable on January 31, 2023 to shareholders of record on January 5, 2023.

•Stock Repurchases: During the quarter, the Company repurchased 738,300 shares at an average price of $44.82 per share (including commissions), totaling an aggregate of $33.1 million, and for 2023 adopted a new share repurchase program authorizing the repurchase of 1.6 million shares, or approximately 5% of outstanding shares.

•Capital ratios for the Company are in the table below. All capital ratios at quarter-end were impacted by the reduction in capital from share repurchases in the fourth quarter of 2022. This impact coupled with an increase in risk weighted assets and a change in the mix of risk weighted assets led to a decline in those capital ratios which are based on risk weighted assets. Tier 1 capital
9 A reconciliation of non-GAAP financial measures to the nearest GAAP measure is provided in the tables that accompany this document.

increased as average assets were lower than the prior quarter and common capital ratios declined as quarter-end assets were higher than the prior quarter-end.

	For the Company
	December 31,	September 30,	December 31,
	2022[10]	2022	2021
Regulatory Ratios
Total Capital (to risk weighted assets)	14.99%	15.60%	15.74%
Tier 1 Capital (to risk weighted assets)	14.23%	14.64%	14.63%
Common Equity Tier 1 (to risk weighted assets)	14.23%	14.64%	14.63%
Tier 1 Capital (to average assets)	11.78%	11.55%	10.19%

Common Capital Ratios
Common Equity Ratio	11.02%	11.39%	11.40%
Tangible Common Equity Ratio[11]	10.18%	10.52%	10.60%

Additional financial information: The financial information that follows provides more detail on the Company’s financial performance for the three months ended December 31, 2022 as compared to the three months ended September 30, 2022 and December 31, 2021 as well as eight quarters of trend data. Persons wishing additional information should refer to the Company’s annual report on Form 10-K for the year ended December 31, 2021, quarterly report on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 and other reports filed with the SEC.
About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through sixteen banking offices and five lending offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace, and is committed to a culture of respect, diversity, equity and inclusion in both its workplace and the communities in which it operates.

Conference call: Eagle Bancorp will host a conference call to discuss its fourth quarter 2022 financial results on Thursday, January 19, 2023 at 10:00 a.m. eastern time. The public is invited to listen to this registering at the link https://register.vevent.com/register/BI395df276641b44e4aee3848563fb62eb or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through February 2, 2023.

Forward-looking statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "can," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," "could," "strive," "feel" and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market (including ongoing challenges and uncertainties relating to the continued evolution of COVID-19, including on our credit quality, asset and loan growth and broader business operations), volatility in interest rates and interest rate policy, the current high inflationary environment competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking
10Capital ratios for December 31, 2022 are subject to final filings with the Federal Reserve.
11A reconciliation of non-GAAP financial measures to the nearest GAAP measure is provided in the tables that accompany this document.

statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance, and nothing contained herein is meant to or should be considered and treated as earnings guidance of future quarters’ performance projections. All information is as of the date of this press release. Any forward-looking statements made by or on behalf of the Company speak only as to the date they are made. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
Income Statements:
Total interest income	$129,130	$111,527	$86,230
Total interest expense	43,530	27,630	8,044
Net interest income	85,600	83,897	78,186
Provision for (reversal of) credit losses	(464)	3,022	(6,412)
Provision for (reversal of) unfunded commitments	161	774	(632)
Net interest income after provision for credit losses	85,903	80,101	85,230
Noninterest income (before investment gain)	5,326	5,304	9,668
Net gain on sale of investment securities	3	4	906
Total noninterest income	5,329	5,308	10,574
Total noninterest expense	38,918	36,206	39,309
Income before income tax expense	52,314	49,203	56,495
Income tax expense	10,121	11,906	14,875
Net income	$42,193	$37,297	$41,620

Per Share Data:
Earnings per weighted average common share, basic	$1.32	$1.16	$1.30
Earnings per weighted average common share, diluted	$1.32	$1.16	$1.30
Weighted average common shares outstanding, basic	31,819,631	32,084,464	31,950,320
Weighted average common shares outstanding, diluted	31,898,619	32,155,678	32,030,998
Actual shares outstanding at period end	31,346,903	32,082,321	31,950,092
Book value per common share at period end	$39.18	$38.02	$42.28
Tangible book value per common share at period end (1)	$35.86	$34.77	$38.97
Dividend per common share	$0.45	$0.45	$0.40

Performance Ratios (annualized):
Return on average assets	1.49%	1.29%	1.32%
Return on average common equity	13.57%	11.64%	12.30%
Return on average tangible common equity (1)	14.82%	12.67%	13.35%
Net interest margin	3.14%	3.02%	2.55%
Efficiency ratio (2)	42.8%	40.6%	44.3%

Other Ratios:
Allowance for credit losses to total loans (3)	0.97%	1.04%	1.06%
Allowance for credit losses to total nonperforming loans	1,151%	997%	257%
Nonperforming loans to total loans (3)	0.08%	0.10%	0.41%
Nonperforming assets to total assets	0.08%	0.09%	0.26%
Net charge-off (annualized) to average total loans (3)	0.05%	—%	0.07%
Average noninterest bearing deposits to average deposits	40.9%	38.4%	36.3%
Yield on loans(3)	5.87%	5.10%	4.45%
Cost of funds	1.59%	0.99%	0.26%

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Continued) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
Capital Ratios
Tier 1 capital (to average assets)	11.78%	11.55%	10.19%
Total capital (to risk weighted assets)	14.99%	15.60%	15.74%
Common equity tier 1 capital (to risk weighted assets)	14.23%	14.64%	14.63%
Common equity to total assets	11.02%	11.39%	11.40%
Tangible common equity ratio (1)	10.18%	10.52%	10.60%

Loan Balances - Period End:
Commercial and Industrial	$1,487,349	$1,415,998	$1,354,317
PPP loans	3,256	7,241	51,105
Commercial real estate - income producing	3,919,941	3,668,720	3,385,298
Commercial real estate - owner occupied	1,110,325	1,091,283	1,087,776
1-4 Family mortgage	73,001	71,731	73,966
Construction - commercial and residential	877,755	858,100	896,319
Construction - C&I (owner occupied)	110,479	139,238	159,579
Home equity	51,782	51,396	55,811
Other consumer	1,744	791	1,427
Total loans	$7,635,632	$7,304,498	$7,065,598

Average Balances:
Total assets	$11,255,956	$11,431,110	$12,538,596
Total earning assets	$10,829,703	$11,030,670	$12,180,872
Total loans(3)	$7,379,198	$7,282,589	$6,890,414
Total deposits	$9,524,139	$9,907,497	$10,670,205
Total borrowings	$411,060	$158,001	$402,393
Total shareholders’ equity	$1,233,705	$1,271,753	$1,342,525

Asset Quality:
Net charge-off (recovery)	$896	$(57)	$1,165
Nonperforming loans	$6,469	$7,602	$29,208
Other real estate owned	$1,962	$1,962	$1,635
Nonperforming assets	$8,431	$9,564	$30,843
(1) A reconciliation of non-GAAP financial measures to the nearest non-GAAP measure is provided in the tables that accompany this document.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income. The efficiency ratio measures a bank’s overhead as a percentage of its revenue.
(3) Excludes loans held for sale.

GAAP Reconciliation (unaudited)
(dollars in thousands, except per share data)

	December 31,	September 30,	December 31,
	2022	2022	2021
Common shareholders' equity	$1,228,321	$1,219,771	$1,350,775
Less: Intangible assets	(104,233)	(104,240)	(105,793)
Tangible common equity	$1,124,088	$1,115,531	$1,244,982

Book value per common share	$39.18	$38.02	$42.28
Less: Intangible book value per common share	(3.32)	(3.25)	(3.31)
Tangible book value per common share	$35.86	$34.77	$38.97

Total assets	$11,150,854	$10,713,044	$11,847,310
Less: Intangible assets	(104,233)	(104,240)	(105,793)
Tangible assets	$11,046,621	$10,608,804	$11,741,517

Tangible common equity ratio	10.18%	10.52%	10.60%

Allowance for credit losses	$(74,444)	$(75,767)	$(74,965)

Total loans, excluding loans held for sale	$7,635,632	$7,304,498	$7,065,598
Less: PPP loans (non-GAAP)	(3,256)	(7,241)	(51,105)
Total loans excluding PPP loans (non-GAAP)	$7,632,376	$7,297,257	$7,014,493

Allowance for credit losses:
As a % of total loans (GAAP)	0.97%	1.04%	1.06%
As a % of total loans excl. PPP loans (non-GAAP)	0.98%	1.04%	1.07%

	Three Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
Average common shareholders' equity	$1,233,705	$1,271,753	$1,342,525
Less: Average intangible assets	(104,238)	(104,253)	(105,565)
Average tangible common equity	$1,129,467	$1,167,500	$1,236,960

Net Income	$42,193	$37,297	$41,620
Return on average tangible common equity(1)	14.82%	12.67%	13.35%

Net interest income	$85,600	$83,897	$78,186
Noninterest income	5,329	5,308	10,574
Operating revenue	$90,929	$89,205	$88,760
Noninterest expense	$38,918	$36,206	$39,309
Efficiency ratio	42.8%	40.6%	44.3%

(1) Periods of less than a year are annualized.

GAAP Reconciliation (unaudited)
(dollars in thousands, except per share data)

	For the Year Ended
	December 31,	December 31,
	2022	2021
Net income	$140,930	$176,691
Reversal: Accrual reduction(1)	(5,018)	—
Reversal: Penalty, disgorgement & prejudgment interest(2)	22,874	—
Adjusted net income (non-GAAP)	$158,786	$176,691

Earnings per share (diluted)	$4.39	$5.52
Reversal: Accrual reduction(1)	(0.15)	—
Reversal: Penalty, disgorgement & prejudgment interest(2)	0.71	—
Adjusted earnings per share (diluted) (non-GAAP)	$4.95	$5.52

Weighted average common shares outstanding, diluted	32,078,070	32,003,090

(1) Reversal of accrual reduction for non-tax deductible expenses of $5.0 million related to share-based compensation awards and deferred compensation for the Company's former CEO and Chairman, recorded in the first quarter of 2022.
(2) Reversal of accrual for non-tax deductible expenses of $22.9 million in connection with the Company's agreements in principal with the SEC and FRB to resolve the previously disclosed investigations with respect to the Company, recorded in the second quarter of 2022.

GAAP Reconciliation (unaudited) - Continued
Tangible common equity to tangible assets (the "tangible common equity ratio"), tangible book value per common share, and the return on average tangible common equity are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company calculates the annualized return on average tangible common equity ratio by dividing net income available to common shareholders by average tangible common equity which is calculated by excluding the average balance of intangible assets from the average common shareholders’ equity. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The above table provides reconciliation of these financial measures defined by GAAP with non-GAAP financial measures.
Pre-provision net revenue is a non-GAAP financial measure derived from GAAP based amounts. The Company calculates PPNR by subtracting noninterest expenses from the sum of net interest income and noninterest income. PPNR to Average Assets is calculated by dividing the PPNR amount by average assets to obtain a percentage. The Company considers this information important to shareholders because it illustrates revenue excluding the impact of provisions and reversals to the allowance for credit losses on loans. The table in the "Income Statement" section of this earnings release provides a reconciliation of PPNR and PPNR to Average Assets to the nearest GAAP measure.
Total loans excluding PPP loans is a non-GAAP financial measure derived from GAAP based amounts. The Company calculates Total loans excluding PPP loans by subtracting the total amount of outstanding PPP loans from the amount of total loans, excluding loans held for sale. The Company considers this information important to shareholders because it allows investors to see changes in the Company's loan growth without the impact of the PPP loans, which were loan products specific to relief efforts in response to the COVID-19 pandemic. Excluding the impact of PPP loans also allows investors to better compare the Company's loan growth to historical periods prior to the pandemic. The table in the "Balance Sheet" section of this earnings release and the table above provides a reconciliation of total loans excluding PPP loans to the nearest GAAP measure.
Efficiency ratio is a non-GAAP measure calculated by dividing GAAP non-interest expense by the sum of GAAP net interest income and GAAP non-interest (loss) income. The Company believes that reporting the non-GAAP efficiency ratio more closely measures its effectiveness of controlling operational activities. The table above shows the calculation of the efficiency ratio from these GAAP measures.
Adjusted net income and adjusted earnings per share (diluted) are non-GAAP financial measures derived from GAAP based amounts.
•The Company calculates adjusted net income for 2022 by: (1) subtracting from net income the accrual reduction of $5.0 million related to share-based compensation awards and deferred compensation for the Company's former CEO and Chairman, recorded in the first quarter of 2022, and (2) excluding from net income the accrual of non-tax deductible expenses of $22.9 million in connection with the Company's agreements in principle with the Securities and Exchange Commission ("SEC") and the Board of Governors of the Federal Reserve System ("FRB") to resolve the previously disclosed investigations with respect to the Company, recorded in the second quarter of 2022.
•The Company calculates adjusted earnings per share (diluted) for 2022 by dividing adjusted net income by the weighted average shares outstanding (diluted).
•The Company considers this information important to shareholders because adjusted net income and adjusted earnings per share (diluted) provides investors insight into how Company earnings changed exclusive of the two aforementioned adjustments, and allows investors to better compare the Company's performance against historical periods. The table above provides a reconciliation of adjusted net income and adjusted earnings per share (diluted) to the nearest GAAP measure.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)
	December 31,	September 30,	December 31,
Assets	2022	2022	2021
Cash and due from banks	$12,655	$27,235	$12,886
Federal funds sold	33,927	69,809	20,391
Interest-bearing deposits with banks and other short-term investments	265,272	47,131	1,680,945
Investment securities available-for-sale at fair value (amortized cost of $1,803,898 , $1,873,872, and $2,642,667, net of allowance for credit losses of $17, $18 and $620 as of December 31, 2022, September 30, 2022 and December 31, 2021, respectively)	1,598,666	1,649,753	2,623,408
Investment securities held-to-maturity (fair value of $1,094,140, $989,001 and $0, net of allowance for credit losses of $766, $802 and $0, as of December 31, 2022, September 30, 2022 and December 31, 2021, respectively)	1,093,374	1,114,084	—
Federal Reserve and Federal Home Loan Bank stock	65,067	42,311	34,153
Loans held for sale	6,734	9,387	47,218
Loans	7,635,632	7,304,498	7,065,598
Less allowance for credit losses	(74,444)	(75,767)	(74,965)
Loans, net	7,561,188	7,228,731	6,990,633
Premises and equipment, net	13,475	13,684	14,557
Operating lease right-of-use assets	24,544	26,022	30,555
Deferred income taxes	96,567	112,904	43,174
Bank-owned life insurance	110,998	110,678	108,789
Goodwill and other intangible assets, net	104,233	104,240	105,793
Other real estate owned	1,962	1,962	1,635
Other assets	162,192	155,113	133,173
Total assets	$11,150,854	$10,713,044	$11,847,310
Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing demand	$3,150,751	$2,928,774	$3,277,956
Interest-bearing transaction	1,138,235	964,567	777,255
Savings and money market	3,640,697	4,220,768	5,197,247
Time	783,499	649,241	729,082
Total deposits	8,713,182	8,763,350	9,981,540
Customer repurchase agreements	35,100	21,465	23,918
Other short-term borrowings	975,001	515,000	300,000
Long-term borrowings	69,794	69,763	69,670
Operating lease liabilities	29,267	30,837	35,501
Reserve for unfunded commitments	5,857	5,696	4,379
Other liabilities	94,332	87,162	81,527
Total liabilities	9,922,533	9,493,273	10,496,535
Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares issued and outstanding 31,346,903, 32,082,321, and 31,950,092 respectively	310	318	316
Additional paid-in capital	412,303	442,880	434,640
Retained earnings	1,015,215	987,212	930,061
Accumulated other comprehensive loss	(199,507)	(210,639)	(14,242)
Total Shareholders' Equity	1,228,321	1,219,771	1,350,775
Total Liabilities and Shareholders' Equity	$11,150,854	$10,713,044	$11,847,310

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Three Months Ended			Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2022	2022	2021	2022	2021
Interest Income
Interest and fees on loans	$109,251	$93,744	$77,625	$358,967	$337,749
Interest and dividends on investment securities	13,591	13,463	7,327	51,481	23,205
Interest on balances with other banks and short-term invest.	5,696	4,100	1,272	13,304	3,511
Interest on federal funds sold	592	220	6	861	31
Total interest income	129,130	111,527	86,230	424,613	364,496

Interest Expense
Interest on deposits	39,239	26,125	6,484	83,261	27,772
Interest on customer repurchase agreements	266	55	17	356	51
Interest on other short-term borrowings	2,988	412	506	3,980	2,008
Interest on long-term borrowings	1,037	1,038	1,037	4,149	10,151
Total interest expense	43,530	27,630	8,044	91,746	39,982
Net Interest Income	85,600	83,897	78,186	332,867	324,514
Provision for (Reversal of) Credit Losses	(464)	3,022	(6,412)	266	(20,821)
Provision for (Reversal of) Unfunded Commitments	161	774	(632)	1,477	(1,119)
Net Interest Income After Provision For Credit Losses	85,903	80,101	85,230	331,124	346,454

Noninterest Income
Service charges on deposits	1,429	1,339	1,259	5,399	4,562
Gain on sale of loans	534	821	2,057	3,702	14,045
Net gain (loss) on sale of investment securities	3	4	906	(169)	2,964
Incr. in the cash surrender value of bank-owned life insurance	658	631	630	2,547	2,059
Other income	2,705	2,513	5,722	12,175	16,755
Total noninterest income	5,329	5,308	10,574	23,654	40,385

Noninterest Expense
Salaries and employee benefits	23,691	21,538	24,608	84,053	88,398
Premises and equipment expenses	3,292	3,275	3,755	13,218	14,876
Marketing and advertising	1,290	1,181	1,286	4,721	4,165
Data processing	3,117	3,445	3,258	12,171	11,709
Legal, accounting and professional fees	2,553	2,332	2,987	8,583	11,510
FDIC insurance	1,718	1,287	311	4,969	5,897
Other expenses	3,257	3,148	3,104	37,383	12,610
Total noninterest expense	38,918	36,206	39,309	165,098	149,165
Income Before Income Tax Expense	52,314	49,203	56,495	189,680	237,674
Income Tax Expense	10,121	11,906	14,875	48,750	60,983
Net Income	$42,193	$37,297	$41,620	$140,930	$176,691

Earnings Per Common Share
Basic	$1.32	$1.16	$1.30	$4.40	$5.53
Diluted	$1.32	$1.16	$1.30	$4.39	$5.52

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates vs. Prior Quarter (Unaudited)
(Dollars in thousands)

	Three Months Ended
	December 31, 2022			September 30, 2022
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$600,653	$5,696	3.76%	$771,063	$4,100	2.11%
Loans held for sale (1)	6,868	102	5.94%	11,586	150	5.18%
Loans (1) (2)	7,379,198	109,149	5.87%	7,282,589	93,594	5.10%
Investment securities available-for-sale (2)	1,658,228	7,753	1.85%	1,782,859	7,587	1.69%
Investment securities held-to-maturity (2)	1,105,209	5,838	2.10%	1,128,943	5,876	2.06%
Federal funds sold	79,547	592	2.95%	53,630	220	1.63%
Total interest earning assets	10,829,703	$129,130	4.73%	11,030,670	$111,527	4.01%
Total noninterest earning assets	501,977			475,581
Less: allowance for credit losses	75,724			75,141
Total noninterest earning assets	426,253			400,440
TOTAL ASSETS	$11,255,956			$11,431,110

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$996,951	$3,877	1.54%	$960,970	$1,891	0.78%
Savings and money market	3,963,022	31,571	3.16%	4,504,216	21,711	1.91%
Time deposits	667,202	3,791	2.25%	633,241	2,523	1.58%
Total interest bearing deposits	5,627,175	39,239	2.77%	6,098,427	26,125	1.70%
Customer repurchase agreements	45,521	266	2.32%	26,546	55	0.82%
Other short-term borrowings	295,756	2,988	4.04%	61,703	412	2.67%
Long-term borrowings	69,783	1,037	5.94%	69,752	1,038	5.95%
Total interest bearing liabilities	6,038,235	$43,530	2.86%	6,256,428	$27,630	1.75%
Noninterest bearing liabilities:
Noninterest bearing demand	3,896,964			3,809,070
Other liabilities	87,052			93,859
Total noninterest bearing liabilities	3,984,016			3,902,929
Shareholders’ equity	1,233,705			1,271,753
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,255,956			$11,431,110
Net interest income		$85,600			$83,897

Net interest spread			1.87%			2.26%
Net interest margin			3.14%			3.02%
Cost of funds			1.59%			0.99%
(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $3.8 million and $3.4 million for the three months ended December 31, 2022 and September 30, 2022, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates vs. Year Ago Quarter (Unaudited)
(Dollars in thousands)

	Three Months Ended December 31,
	2022			2021
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$600,653	$5,696	3.76%	$3,124,657	$1,272	0.16%
Loans held for sale (1)	6,868	102	5.94%	46,647	342	2.93%
Loans (1) (2)	7,379,198	109,149	5.87%	6,890,414	77,283	4.45%
Investment securities available-for-sale (2)	1,658,228	7,753	1.85%	2,088,907	7,327	1.39%
Investment securities held-to-maturity (2)	1,105,209	5,838	2.10%	—	—	—%
Federal funds sold	79,547	592	2.95%	30,247	6	0.08%
Total interest earning assets	10,829,703	$129,130	4.73%	12,180,872	$86,230	2.81%
Total noninterest earning assets	501,977			440,613
Less: allowance for credit losses	75,724			82,889
Total noninterest earning assets	426,253			357,724
TOTAL ASSETS	$11,255,956			$12,538,596

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$996,951	$3,877	1.54%	$803,027	$392	0.19%
Savings and money market	3,963,022	31,571	3.16%	5,257,520	3,688	0.28%
Time deposits	667,202	3,791	2.25%	735,254	2,404	1.30%
Total interest bearing deposits	5,627,175	39,239	2.77%	6,795,801	6,484	0.38%
Customer repurchase agreements	45,521	266	2.32%	32,730	17	0.21%
Other short-term borrowings	295,756	2,988	4.04%	300,003	506	0.67%
Long-term borrowings	69,783	1,037	5.94%	69,660	1,037	5.96%
Total interest bearing liabilities	6,038,235	$43,530	2.86%	7,198,194	$8,044	0.44%
Noninterest bearing liabilities:
Noninterest bearing demand	3,896,964			3,874,405
Other liabilities	87,052			123,472
Total noninterest bearing liabilities	3,984,016			3,997,877
Shareholders’ equity	1,233,705			1,342,525
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,255,956			$12,538,596
Net interest income		$85,600			$78,186

Net interest spread			1.87%			2.37%
Net interest margin			3.14%			2.55%
Cost of funds			1.59%			0.26%
(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $3.8 million and $4.3 million for the three months ended December 31, 2022 and December 31, 2021, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Income Statements:	2022	2022	2022	2022	2021	2021	2021	2021
Total interest income	$129,130	$111,527	$95,635	$88,321	$86,230	$89,152	$94,920	$94,194
Total interest expense	43,530	27,630	12,717	7,869	8,044	10,107	10,288	11,543
Net interest income	85,600	83,897	82,918	80,452	78,186	79,045	84,632	82,651
Provision for (reversal of) credit losses	(464)	3,022	495	(2,787)	(6,412)	(8,203)	(3,856)	(2,350)
Provision for (reversal of) unfunded commitments	161	774	553	(11)	(632)	716	(761)	(442)
Net interest income after provision for credit losses	85,903	80,101	81,870	83,250	85,230	86,532	89,249	85,443
Noninterest income before investment gain (loss)	5,326	5,304	5,715	7,478	9,668	6,780	10,607	10,366
Net gain (loss) on sale of investment securities	3	4	(151)	(25)	906	1,519	318	221
Total noninterest income	5,329	5,308	5,564	7,453	10,574	8,299	10,925	10,587
Salaries and employee benefits	23,691	21,538	21,805	17,019	24,608	22,145	19,876	21,769
Premises and equipment	3,292	3,275	3,523	3,128	3,755	3,859	3,644	3,618
Marketing and advertising	1,290	1,181	1,186	1,064	1,286	1,013	980	886
Other expenses	10,645	10,212	32,448	9,801	9,660	9,358	10,994	11,714
Total noninterest expense	38,918	36,206	58,962	31,012	39,309	36,375	35,494	37,987
Income before income tax expense	52,314	49,203	28,472	59,691	56,495	58,456	64,680	58,043
Income tax expense	10,121	11,906	12,776	13,947	14,875	14,847	16,687	14,574
Net income	$42,193	$37,297	$15,696	$45,744	$41,620	$43,609	$47,993	$43,469
Per Share Data:
Earnings per weighted average common share, basic	$1.32	$1.16	$0.49	$1.43	$1.30	$1.36	$1.50	$1.36
Earnings per weighted average common share, diluted	$1.32	$1.16	$0.49	$1.42	$1.30	$1.36	$1.50	$1.36
Weighted average common shares outstanding, basic	31,819,631	32,084,464	32,080,657	32,033,280	31,950,320	31,959,357	31,962,819	31,869,655
Weighted average common shares outstanding, diluted	31,898,619	32,155,678	32,142,427	32,110,099	32,030,998	32,030,527	32,025,110	31,922,940
Actual shares outstanding at period end	31,346,903	32,082,321	32,081,241	32,079,474	31,950,092	31,947,458	31,961,573	31,960,379
Book value per common share at period end	$39.18	$38.02	$39.05	$39.89	$42.28	$41.68	$40.87	$39.45
Tangible book value per common share at period end (1)	$35.86	$34.77	$35.80	$36.64	$38.97	$38.39	$37.58	$36.16
Dividend per common share	$0.45	$0.45	$0.45	$0.40	$0.40	$0.40	$0.35	$0.25
Performance Ratios (annualized):
Return on average assets	1.49%	1.29%	0.54%	1.46%	1.32%	1.46%	1.68%	1.53%
Return on average common equity	13.57%	11.64%	4.91%	13.83%	12.30%	13.00%	14.92%	14.05%
Return on average tangible common equity(1)	14.82%	12.67%	5.35%	14.99%	13.35%	14.11%	16.25%	15.33%
Net interest margin	3.14%	3.02%	2.94%	2.65%	2.55%	2.73%	3.04%	2.98%
Efficiency ratio (2)	42.80%	40.6%	66.6%	35.3%	44.3%	41.7%	37.1%	40.7%
Other Ratios:
Allowance for credit losses to total loans (3)	0.97%	1.04%	1.02%	1.01%	1.06%	1.21%	1.28%	1.36%
Allowance for credit losses to total nonperforming loans	1,151%	997%	386%	301%	257%	265%	187%	195%
Nonperforming loans to total loans (3)	0.08%	0.10%	0.26%	0.33%	0.41%	0.46%	0.68%	0.69%
Nonperforming assets to total assets	0.08%	0.09%	0.19%	0.23%	0.26%	0.31%	0.50%	0.51%
Net charge-off (recovery)(annualized) to average total loans (3)	0.05%	—%	(0.04)%	0.03%	0.07%	0.08%	0.30%	0.27%
Tier 1 capital (to average assets)	11.78%	11.55%	10.68%	9.93%	10.19%	10.58%	10.65%	10.28%
Total capital (to risk weighted assets)	14.99%	15.60%	15.14%	15.21%	15.74%	16.18%	17.44%	17.50%
Common equity tier 1 capital (to risk weighted assets)	14.23%	14.64%	14.06%	14.12%	14.63%	14.95%	14.24%	14.12%
Tangible common equity ratio (1)	10.18%	10.52%	10.60%	10.57%	10.60%	10.68%	11.07%	10.48%
Average Balances (in thousands):
Total assets	$11,255,956	$11,431,110	$11,701,679	$12,701,152	$12,538,596	$11,826,326	$11,453,080	$11,517,836
Total earning assets	$10,829,703	$11,030,670	$11,300,267	$12,326,473	$12,180,872	$11,486,280	$11,152,933	$11,236,440
Total loans(3)	$7,379,198	$7,282,589	$7,104,727	$7,053,701	$6,890,414	$7,055,621	$7,382,238	$7,726,716
Total deposits	$9,524,139	$9,907,497	$10,184,886	$10,874,976	$10,670,206	$9,948,114	$9,530,909	$9,601,249
Total borrowings	$411,060	$158,001	$152,583	$371,987	$402,393	$448,697	$536,926	$573,750
Total shareholders’ equity	$1,233,705	$1,271,753	$1,281,742	$1,341,785	$1,342,525	$1,331,022	$1,290,029	$1,254,780
(1) A reconciliation of non-GAAP financial measures to the nearest non-GAAP measure is provided in the tables that accompany this document.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.